Exhibit 5.1

ATTORNEYS AT LAW 111 Huntington Avenue Suite 2500 Boston, MA 02199-7610 617.342.4000 TEL 617.342.4001 FAX foley.com

November 16, 2012	CLIENT/MATTER NUMBER 051892-0635

MAKO Surgical Corp.
2555 Davie Road
Fort Lauderdale, Florida 33317

Ladies and Gentlemen:

We have acted as securities counsel for MAKO Surgical Corp., a Delaware corporation (the “Company”), in conjunction with the preparation of a Registration Statement on Form S-3 (Registration No. 333-181277) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including the prospectus constituting a part thereof, dated May 9, 2012, and the final prospectus supplement, dated November 14, 2012 (collectively, the “Prospectus”), filed by the Company with the Commission under the Securities Act relating to the issuance and sale of (i) 3,042,000 shares of the Company’s common stock, $.001 par value per share (the “Common Stock”), in a public offering and (ii) up to 456,300 additional shares of Common Stock pursuant to the over-allotment option granted by the Company to the underwriter for such public offering (the shares of Common Stock described in clause (i) and (ii) are collectively referred to as the “Offering Shares”) in the manner set forth in the Prospectus.

In connection with our representation, we have examined: (i) the Registration Statement; (ii) the Prospectus; (iii) the Company’s Third Amended and Restated Certificate of Incorporation and Fourth Amended and Restated Bylaws; (iv) resolutions of the Company’s Board of Directors and the Pricing Committee of the Board of Directors of the Company relating to the authorization of the issuance of the Offering Shares subject to the Registration Statement; and (v) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon and subject to the foregoing, we are of the opinion that the Offering Shares covered by the Registration Statement, when issued and paid for in the manner contemplated in the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

Boston Brussels CHICAGO Detroit	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN DIEGO/DEL MAR SAN FRANCISCO SHANGHAI	SILICON VALLEY TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

MAKO Surgical Corp.

November 16, 2012

We consent to the deemed incorporation by reference of this opinion into the Registration Statement and the references to our firm therein. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP